Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Monterey Capital Acquisition Corporation (the “Company”) on Amendment No. 3 to Form S-4 to be filed on April 15, 2024, of our report dated March 12, 2024, with respect to our audits of the consolidated financial statements of Monterey Capital Acquisition Corporation as of December 31, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

April 15, 2024